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                                                                      Exhibit 21


                           LANCASTER COLONY CORPORATION
                      SIGNIFICANT SUBSIDIARIES OF REGISTRANT



                                    State or Province         Percent of
       Name                          of Incorporation         Ownership
       ----                        --------------------       ----------
Colony Printing & Labeling, Inc.         Indiana                  100%
Dee Zee, Inc.                            Ohio                     100%
Fostoria Glass Company                   West Virginia            100%
Indiana Glass Company                    Indiana                  100%
LRV Acquisition Corp.                    Ohio                     100%
LaGrange Molded Products, Inc.           Delaware                 100%
Lancaster Colony Canada Inc.             Ontario                  100%
Lancaster Colony Commercial
 Products, Inc.                          Ohio                     100%
Lancaster Glass Corporation              Ohio                     100%
New York Frozen Foods, Inc.              Ohio                     100%
Pretty Products, Inc.                    Ohio                     100%
T. Marzetti Company                      Ohio                     100%
The Quality Bakery Company, Inc.         Ohio                     100%
Reames Foods, Inc.                       Iowa                     100%
Waycross Molded Products, Inc.           Ohio                     100%

All subsidiaries conduct their business under the names shown.